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                    COMPREHENSIVE CARE CORPORATION EXHIBIT 11

                          Calculation of Loss Per Share

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
                                                                                  YEAR ENDED MAY 31,
                                                    1996          1995               1994            1993             1992
                                                    ----          ----               ----            ----             ----
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary and Fully Diluted:

Loss applicable to common stock:
    Net loss                                       $ (4,242)       $(11,533)       $ (7,852)       $(11,600)       $ (4,562)
                                                   ========        ========        ========        ========        ========



Average number of shares of common stock and
    common stock equivalents                          2,654           2,257           2,199           2,196           2,190
                                                   ========        ========        ========        ========        ========



Loss per common and common equivalent share:
    Net loss                                       $  (1.60)       $  (5.11)       $  (3.57)       $  (5.28)       $  (2.08)
                                                   ========        ========        ========        ========        ========
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